Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is being executed and delivered as of March 24, 2024 by and among Xontogeny, LLC, a Delaware limited liability company (together with its Affiliates, including those set forth on Schedule A, “Xontogeny”), Perceptive Advisors LLC, a Delaware limited liability company (together with its Affiliates, including those set forth on Schedule A, “Perceptive,” and together with Xontogeny, the “Restricted Parties”), and Landos Biopharma, Inc., a Delaware corporation (the “Company”), in favor and for the benefit of Bespin Subsidiary, LLC, a Delaware limited liability company (“Parent”). Unless otherwise stated, capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 24, 2024 (as amended or modified from time to time but subject to the terms of Section 16 below, the “Merger Agreement”), by and among Parent, Bespin Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); the Company and solely for the limited purposes set forth therein, AbbVie Inc., a Delaware corporation (“Guarantor”), pursuant to which, among other things, upon the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware as the Surviving Corporation and a wholly owned Subsidiary of Parent (the “Surviving Corporation”) (collectively, the “Transaction”);

WHEREAS, as of the date of this Agreement, each Restricted Party is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by such Restricted Party as of the date of this Agreement (collectively, the “Owned Shares” and, together with any additional shares of Company Common Stock or other voting securities of the Company of which a Restricted Party acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and mutual inducement to the Transaction, (i) Guarantor and Parent would not have agreed to consummate the Closing but for each Restricted Party’s execution and delivery of this Agreement at or prior to the Closing, and (ii) as additional consideration for the consideration to be paid to each Restricted Party under the Merger Agreement, the Merger Agreement contemplates, among other things, that each Restricted Party shall enter into this Agreement and that this Agreement shall become effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Merger Agreement, Parent and each Restricted Party hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Parent Entity” means Parent or any of its Affiliates, or its and their successors or assigns.

“Voting Period” means the period from and including the date of this Agreement through the earliest to occur of (x) the date on which the Company obtains the Required Company Stockholder Vote, (y) the date on which the Company Board or any committee thereof makes a Change in Recommendation or (z) the termination of the Merger Agreement in accordance with Article VII thereof.

2. Non-Solicitation. Each Restricted Party hereby covenants not to, and shall not authorize or permit its controlled Affiliates or Representatives (acting in their capacity as such) to, take, directly or indirectly, any action during the Voting Period that would be prohibited under Section 5.3 of the Merger Agreement if such provision applied to such Persons. Each Restricted Party shall, and shall cause its controlled Affiliates and Representatives (acting in their capacity as such) to, cease immediately and cause to be terminated any solicitation, discussions and negotiations with any Person conducted heretofore with respect to any Company Alternative Transaction, or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Alternative Transaction.

3. Voting. Each Restricted Party hereby irrevocably and unconditionally undertakes and agrees that during the Voting Period, at any annual or special meeting of the members of the Company, including the Company Stockholders’ Meeting including any adjournment or postponement thereof (or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) is sought), each Restricted Party shall, in each case to the fullest extent that its (including its controlled Affiliates’) Covered Shares is entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for purposes of determining a quorum, and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Covered Shares (i) in favor of the Transaction and adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for the consummation of the Transaction and the other transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Required Company Stockholder Vote on the date on which such meeting is held; (iii) against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VI of the Merger Agreement not being satisfied on a timely basis; and (iv) against any Company Alternative Transaction (or any approval of any other proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably prevent, delay, or impede the consummation of the Transaction or any other transactions contemplated thereby). For the avoidance of doubt, each Restricted Party shall retain at all times the right to vote any Covered Shares beneficially owned or owned of record by each Restricted Party in its sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders.

4. Irrevocable Proxy. If a Restricted Party fails to promptly take any actions required to be taken by such Restricted Party pursuant to Section 3, each Restricted Party hereby irrevocably appoints the Company and any designee of the Company, and each of them individually, as such Restricted Party’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Covered Shares owned by such Restricted Party, in each case solely to the extent and in the manner specified in Section 3. This proxy is given to secure the performance of the duties of such Restricted Party under this Agreement.

5. No Transfer; No Inconsistent Arrangements. Except as provided for in Section 4 and Section 6, no Restricted Party shall, from the date hereof until the Effective Time or the earlier termination of the Merger Agreement or this Agreement, directly or indirectly, (a) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any Covered Shares into any tender or exchange offer), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Restricted Party’s Covered Shares, or any right or interest therein (or consent to any of the foregoing), (b) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Restricted Party’s Covered Shares or any interest therein, (c) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to such Restricted Party’s Covered Shares, or (d) deposit or permit the deposit of any the Restricted Party’s Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Restricted Party’s Covered Shares, in each case under this Section 5 in a manner that would adversely affect the ability of such Restricted Party to perform its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of each Restricted Party’s Covered Shares, as applicable, shall occur before the Effective Time (including a sale by each Restricted Party’s (as applicable) trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee), to the extent permitted by applicable Law, shall take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

6. Permitted Transfers. Notwithstanding anything herein to the contrary, the Restricted Parties may Transfer any or all Covered Shares to any controlled Affiliate of the Restricted Parties, provided that the transferee of such Covered Shares agrees in writing to be bound by the terms of this Agreement. The Transfers permitted by this Section 6 shall not limit, but shall be in addition to, any Transfers permitted by any other provision of this Agreement.

7. Non-Exclusivity; Enforcement. The rights and remedies of the Company and Parent hereunder are not exclusive of or limited by any other rights or remedies that the Company, Parent hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). This Agreement does not limit either party’s rights or obligations under the terms of any other agreement between the parties hereto. In the event of a breach or threatened breach of this Agreement, the Company, Parent and their respective successors and assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to seek specific performance or immediate injunctive or other equitable relief from a court in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting a bond or other security). The terms of this Agreement shall not prevent the Company or any Subsidiary or Parent Entity from pursuing any other available remedies for any breach or threatened breach of this Agreement. For the avoidance of doubt and without limiting Parent’s rights hereunder, Parent shall be a beneficiary of, and entitled to enforce, the rights of the Company under Section 4 to the extent not being enforced by the Company.

8. Representations and Warranties. As a material inducement for Guarantor, Parent and the Company to enter into this Agreement, each Restricted Party hereby represents and warrants that (a) it is the record or beneficial owner of such Restricted Party’s Covered Shares as set forth on Schedule A, that such Covered Shares are free and clear of any Encumbrances that would materially and adversely affect the ability of such Restricted Party to perform its obligations under this Agreement, (b) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (c) this Agreement constitutes the valid and legally binding obligation of such Restricted Party, enforceable against such Restricted Party in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors’ rights generally and equitable principle, (d) it need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for such Restricted Party to consummate the transactions contemplated by this Agreement and (e) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by such Restricted Party.

9. Stockholder Capacity. This Agreement is being entered into by each Restricted Party solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Restricted Party or its Affiliate who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company. Any references to Subsidiaries, Affiliates or Representatives of a Restricted Party in this Agreement shall not be deemed to include the Company, its Subsidiaries or Affiliates, or their respective Representatives.

10. Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such party as follows (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

if to Parent, to:

Bespin Subsidiary, LLC

1 North Waukegan Road

North Chicago, Illinois 60064

Attention:   Corporate Secretary

Email:     *****

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:   Krishna Veeraraghavan

Benjamin M. Goodchild

Email:  *****

 *****

if to the Company (prior to the Effective Time), to:

Landos Biopharma, Inc.

P.O. Box 11239

Blacksburg, Virginia 24062

Attention:  Chief Executive Officer

Email:   *****

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention:   Kevin Cooper

 Eric Blanchard

Email:   *****

 *****

if to a Restricted Party, to the Address set forth on Schedule A with a copy (which shall not constitute notice) to:

Perceptive Advisors LLC

51 Astor Place, 10th Floor

New York, New York 10003

Attention:   Alexander Rakitin

Email:    *****

Xontogeny, LLC

c/o Perceptive Advisors

51 Astor Place, 10th Floor

New York, New York 10003

Attention:  Alexander Rakitin

Email:   *****

11. Entire Agreement; Counterparts. This Agreement, together with the Merger Agreement, constitute the entire agreement between the parties hereto, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

12. Amendments. This Agreement may not be modified, waived or terminated except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.

13. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns and shall be enforceable solely by the parties hereto; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect; provided, further, that Parent may assign this Agreement or its rights, interests and obligations hereunder to any Affiliate (provided that no such assignment shall relieve Parent of its respective obligations hereunder).

14. Binding Nature. This Agreement will be binding upon the Restricted Party and the Restricted Party’s executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of, the Company, Parent, and their respective Affiliates.

15. Independent Counsel. Each party has been represented by counsel or has had the opportunity to retain counsel during the negotiation and execution of this Agreement and waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

16. Termination. This Agreement shall automatically terminate, without any notice or other action by any party hereto, and be void ab initio upon the first to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement, or (iii) any amendment to the Merger Agreement that (x) changes the amount, nature or timing for payment of any consideration thereunder, (y) extends the End Date (after giving effect to the extensions thereof contemplated by the Merger Agreement), or (z) any other amendment that is materially adverse to any Restricted Person, and, upon such termination pursuant to this Section 16, shall be of no further force or effect, without the creation or imposition of any penalty, liability or obligation upon any party hereto.

17. Provisions Incorporated by Reference. Section 8.3(a), (b) and (d) (Applicable Laws; Jurisdiction; Waiver of Jury Trial), Section 8.8 (Severability), Section 8.9 (Fees and Expenses) and Section 8.13 (Construction) of the Merger Agreement are incorporated herein by reference and shall apply hereto mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

XONTOGENY, LLC

/s/ Chris Garabedian
By: Chris Garabedian
Title: CEO

PERCEPTIVE ADVISORS LLC

/s/ James Mannix
By: James Mannix
Title: Chief Operating Officer

BESPIN SUBSIDIARY, LLC

/s/ Scott T. Reents
By: Scott T. Reents
Title: President

LANDOS BIOPHARMA, INC.

/s/ Gregory Oakes
By: Gregory Oakes
Title: President and Chief Executive Officer